CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-195335 on Form S-3 of our reports dated February 27, 2014, relating to the financial statements of ETFS Palladium Trust and the effectiveness of ETFS Palladium Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ETFS Palladium Trust for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 25, 2014